Exhibit 10.6

Stock Entrustment Agreement

Party A: Jiangxi Kenongwo Technology Co., Ltd.

Legal Representative: Yuhua Zhang

Party B (actual shareholder):        Jianjun Zhong

ID Card No.:                 362201196912260939

Party C (nominal shareholder):        Yuhua Zhang

ID Card No.:

Party D (nominal shareholder):        Xiaoming Zhang

ID Card No.:

WHEREAS:

Jiangxi Kenongwo Technology Co., Ltd. (hereinafter referred to as the “Company”) is a legal person institution legally established and existing in accordance with the laws of the People’s Republic of China. Upon the resolution of the shareholder’s meeting, Party A hereby decides that Party B shall become the shareholder of Party A and hold the shares of Party A, and Party C and Party D shall hold the above shares on behalf of Party B. On the principles of voluntariness, equality, fairness and good faith, Party A, Party B, Party C and Party D have reached the following agreement by consensus:

I. Shares Investment

1.1 Party A confirms: Since the Company’s investment and patents are owned by Party B, Party B holds 100% of Party A’s shares, and Party A knows that Party C holds 51% of Party A’s shares on behalf of Party B, and Party D holds 49% of Party A’s shares on behalf of Party B.

1.2 Party B agrees and accepts that the shares in this Agreement shall be held by Party C and Party D on behalf of Party B;

1.3 Party A, Party B, Party C and Party D have the right and capacity to sign this Agreement, which shall be constituted as a legally binding document for all parties upon the signing.

II. Shareholding Entrustment

2.1 Shareholding Entrustment: Party B voluntarily takes the granted shares as entrusted shares and entrusts Party C and Party D to hold the shares in their names, and Party B shall actually enjoy the return on equity.

2.2 Among the shareholding entrustment relationships hereunder, Party B shall actually enjoy all the corresponding rights of shareholders in Party A’s Company.

2.3 If both parties hold shares on behalf of each other, Party B shall be free to transfer, pledge, increase or decrease the capital of the shares held under its name.

2.4 The entrusted shares will be directly registered under the names of Party C and Party D, and Party B will entrust Party C and Party D to exercise shareholder rights in the names of themselves.

2.5 If the shareholders of Party A’s Company believe that there is no need for Party B to entrust Party C and Party D to hold Party A’s shares on Party A’s behalf, Party C and Party D shall unconditionally cooperate with Party B to change the shares to Party B’s name within 5 days after receiving Party B’s notice, and Party B shall not have to pay any fees to Party C.

2.6 Party C and Party D shall not transfer the shares held on behalf of Party B to a third party or set any other rights for the third party without Party B’s written consent. Otherwise, Party C and Party D shall pay liquidated damages to Party B.

III. Shareholder’s Right

3.1 Party B shall have the rights related to earnings-related rights that due to the entrusted shares under the entrusted shares, such as the share earnings, profit sharing and supervision right. Party C and Party D shall, within 3 days from the date of receipt, deliver to Party B the dividends and other payments under the entrusted shares received by Party C and Party D on behalf of Party B. Otherwise, Party C and Party D shall pay Party B liquidated damages 1,000 yuan for each day overdue (calculated cumulatively daily).

3.2 Party B shall have the right to dispose the entrusted shares according to its own intention, including transfer, pledge, etc. And Party C and Party D shall cooperate with Party B to complete the corresponding disposal of the entrusted shares in according to Party B’s intention.

3.3 Party C and Party D may exercise the shareholder’s rights to participate in the decision-making and management stipulated in the Company Law according to the entrustment of Party B, including participating in shareholder’s meetings, exercising voting rights and shareholders’ rights to know, participating in shareholders’ litigation, etc.

IV. Declarations and Commitments

4.1 Party B promises that it shall be liable for the economic profits and losses and legal liabilities caused by all acts of Party C and Party D exercising shareholder’s rights according to Party B’s entrustment.

4.2 Party C and Party D promise that the disposal of entrusted shares shall be subject to Party B’s intention, and they will not dispose these entrusted shares without authorization. Otherwise, Party C and Party D will be jointly and severally liable for the losses caused to Party B.

V. Confidentiality

The four parties of this Agreement shall keep all contents of the Agreement, including the entrusted shares, confidential.

VI. Judicial Jurisdiction and Dispute Resolution

6.1 This Agreement and related legal relations shall be interpreted and governed by the relevant laws of the People’s Republic of China.

6.2 Any disputes arising from this Agreement shall be settled through friendly negotiation by the four parties. If negotiation fails, the dispute shall be submitted to Guangzhou Arbitration Commission for arbitration.

VII. Miscellaneous

7.1 This Agreement is made in quadruplicate, one for each party with the same legal effect. Any modification and supplement for this Agreement shall be valid upon the consents of the four parties. For matters not covered herein, a supplementary agreement may be signed.

7.2 This Agreement shall come into force as of the date of signature or seal by the four parties. At the same time, Party A’s Company will approve the contents of this Agreement by the resolution of the Company’s shareholders’ meeting(annex 1 to this Agreement).

Party A (seal):	Party B (signature): /s/ Jianjun Zhong

Jiangxi Kenongwo Technology Co., Ltd.

August 15, 2017	August 15, 2017

Party C (signature): /s/ Yuhua Zhang	Party D (signature): /s/ Xiaoming Zhang
August 15, 2017	August 15, 2017